QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.6

Consent of Deloitte & Touche LLP

Klamath First Bancorp, Inc.

        We consent to the incorporation by reference in this Registration Statement of Sterling Financial Corporation on Form S-4 of our report dated November 1, 2002, relating to the consolidated financial statements of Klamath First Bancorp, Inc. as of September 30, 2002 and 2001, and for each of the three years in the period ended September 30, 2002, incorporated by reference in the Annual Report on Form 10-K of Klamath First Bancorp, Inc. for the year ended September 30, 2002 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
September 12, 2003

QuickLinks

  EXHIBIT 23.6